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                                                                    Exhibit 99.2


                            W HOLDING COMPANY, INC.
                        THE FINANCIAL HOLDING COMPANY OF
                             WESTERNBANK PUERTO RICO
                      ANNOUNCES THE OPENING OF 17 BRANCHES
                       FOR A TOTAL NETWORK OF 48 BRANCHES

Mayaguez, Puerto Rico, July 10, 2002. W HOLDING COMPANY, INC. (NYSE: "WHI"), the financial holding company of WESTERNBANK PUERTO RICO, announced today its opening of 17 new branches in Puerto Rico, all of which were inaugurated the same day.

The newly designed branches increased from 35 to 48 the total network, as four of the pre-existing branches were converted to what has been called Expresso of Westernbank, a new concept in financial services.

The Expresso branches range between 1,500 to 2,000 square feet in size, being smaller than the average Westernbank branch that generally has over 6,000 square feet. The purpose was to make the Expresso branches more intimate, appealing and inviting to all clients and potential clients that are generally not attracted to banks.

The new concept, in line with the Bank's branch network, has a tropical and appealing color scheme, consonant with its caribbean heritage and location, but loyal to the Bank's strong corporate trade name, presence and prestige. Furniture and fixtures are of light colored woods and fabrics. All personnel hired are seasoned, experienced and trained to be client oriented and problem solvers. All branches were equipped with expresso coffee machines for clientele convenience, as part of the service philosophy and strategy of this newly developed concept.

The new branches have been strategically located to reach a larger market sector that has been traditionally hesitant to do their day to day business and financial matters at banks.

The full array of banking products, typical of Westernbank, will be available at all branches, but being its main drive and objective the consumer market, more specifically, small consumer loans up to $15,000.00 and collateralized consumer loans up to $75,000.00.

In order to adequately address and provide this sectors needs and wants, Westernbank hired Ms. Migdalia Rivera, one of Puerto Rico's most experienced, admired and highly respected professionals in the field, with over 30 years of experience in the small loan consumer market. She will be at the helm of the Expresso bank branch division. Ms. Rivera resigned as President of CommoLoCo, one of the main small loan companies operating in Puerto Rico, a subsidiary of American General Financial Group, in order to join Westernbank.


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Ms. Rivera is a highly experienced executive with strong values. She is a seasoned underwriter and hands on executive, with a clear and pragmatic view and understanding of the market.

Commenting about the new branches, Mr. Frank C. Stipes, Esq. Chairman, CEO and President of W Holding Company, Inc. and Westernbank Puerto Rico, said to feel very enthusiastic and happy with the new concept and expansion of the network, now totaling 48 branches or what he called 48 new points of sale and services, indicating that the development of the concept took over two years to materialize, as it was thoroughly studied, but the conception of the original idea was there over five years ago.

He added that the new concept, will attract a much broader segment of the people of Puerto Rico that generally go to small loan shops and other single service providers because for whatever reasons, these potential clients have not felt comfortable going to traditional banks for their financial needs. He said to feel confident that once this new clientele visits our branches, he or she will have a change of mind.

"We expect to change this pattern, not by waiting for them, but going out to them through our branches, and once they compare what we are all about, there will be no going back to where they were. Simply put, there is no comparison as there is nothing like this concept here or in the United States, due to our competent and friendly staff, and the quality of the facilities, products, services and strategy. Clients will be aware of all the benefits they have lacked for so long, now available at the right price and at the right place, that is, at the Expresso of Westernbank." "Most, if not all, will comprehend and understand what is meant when people say that Westernbank is "The People's Bank in Puerto Rico."

The costs associated for each one of the new branches is roughly 10.00% of the total cost of a traditional state of the art bank branch outlet under Westernbank standards. Break even for the new Expresso of Westernbank branches is expected to be within the first six months of operations. The full benefits of this expansion and concept should be felt next year and is expected to generate between $10.0 million to $15.0 million of additional net income before taxes.

Mr. Stipes warned however that "forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management's control which could cause future results to differ materially from current management expectations or estimates and as such should be understood, and not taken as carved in stone. Such factors include, but are not limited, to the possibility that adverse economic conditions or that an adverse interest rate environment could develop."

For further information contact: Frank C. Stipes, Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Bank at (787) 834-8000;
Internet: westernbank@wbpr.com or URL:http://www.wbpr.com